Exhibit 99.1

CORPORATE INVESTOR RELATIONS www.stockvalues.com 206.762.0993

Contacts:	Lawrence P. Ward, CEO	NEWS RELEASE
Margaret Torres, CFO
805-239-5200

HERITAGE OAKS BANCORP FOURTH QUARTER EARNINGS INCREASE 34%;

2005 PROFITS INCREASE 45%

Paso Robles, CA – January 12, 2006 — Heritage Oaks Bancorp (Nasdaq: HEOP), the parent company of Heritage Oaks Bank, today reported that an expanding net interest margin and a continued focus on operating efficiencies contributed to record fourth quarter and full year profits.  Net income for the year increased 45% to $6.6 million, or $1.01 per diluted share, compared to $4.6 million, or $0.71 per diluted share a year ago.  For the fourth quarter of 2005, net income increased 34% to $1.8 million, or $0.27 per diluted share, compared to $1.4 million, or $0.21 per diluted share in the fourth quarter of 2004.  All per share results reflect the 3-for-2 stock split in December 2005.

“A margin boosted by solid core deposit growth and improved efficiencies contributed to the record performance generated in the fourth quarter and full-year 2005,” said Lawrence P. Ward, president and CEO.  “We achieved our financial targets for the year by delivering excellent service to our new and existing customer base, improving profitability and maintaining solid asset quality.”

2005 Operating Highlights:

•                  Net interest margin improved 68 basis points to 5.78%.

•                  Net income increased 45% to $6.6 million.

•                  Revenues increased 21% to $30.2 million.

•                  Efficiency ratio improved substantially to 62.0%

•                  Pre-tax income rose 46% to $10.7 million.

•                  Return on average equity was 16.1% and return on average assets was 1.38%.

•                  Deposits increased 13% to $418 million.

•                  Net loans increased 8% to $363 million.

•                  Asset quality remained strong - non-performing loans were just 0.01% of total loans.

Operating Results

Total revenues, consisting of net interest income before the provision for loan losses and non-interest income, increased 21% to $30.2 million in 2005 compared to $25.0 million a year ago.  Fourth quarter revenues grew 12% to $8.0 million from $7.2 million in the same quarter of 2004.  Net interest income increased 26% to $25.2 million in 2005 compared to $20.0 million in 2004.  In the fourth quarter, net interest income increased 25% to $6.8 million, from $5.4 million a year ago.  “Our net interest income and deposit fee revenue reflect the strong loan and deposit growth we have generated over the past year,” said Ward.  Interest and fees on loans increased 33% from 2004 and 35% from the fourth quarter last year.  The provision for loan losses increased 38% and 73%, respectively for the fourth quarter and the full year ended December 31, 2005.

Net interest margin for the year was 5.78%, a 68 basis point improvement compared to 5.10% in 2004.  Fourth quarter margin was 6.06%, up 66 basis points from 5.40% in the fourth quarter a year ago.  “We are asset sensitive and are well positioned to take advantage of continued rising short-term interest rates.  More than 80% of our deposits are no or low-cost deposits; 39% are in non-interest bearing accounts, and an additional 41% are in money market and NOW accounts, providing us with a very efficient funding source,” said Ward.

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Non-interest income was flat in 2005 and down in the fourth quarter compared to the same period in 2004, primarily due to a $785,000 non-recurring gain in the fourth quarter of 2004 from the sale and leaseback of the company’s annex building.

Non-interest expense in 2005 increased 9% to $18.7 million from $17.2 million in 2004.  In the fourth quarter, non-interest expenses were $4.9 million, about even from the fourth quarter a year ago.  As a result of a higher net interest margin and continued expense control, the efficiency ratio improved significantly to 62.0% compared to 68.9% in 2004.  For the fourth quarter, the efficiency ratio improved to 60.7%, compared to 67.6% in the fourth quarter of 2004.  The efficiency ratio measures non-interest expenses as a percent of revenues.

Pre-tax income increased 46% in 2005 to $10.7 million from $7.3 million in 2004.  Fourth quarter pre-tax income increased 36% to $3.0 million compared to $2.2 million in the fourth quarter of 2004.

Income taxes increased in the fourth quarter and year ended December 31, 2005, reflecting the increases in earnings.  The provision for income taxes was $4.1 million for 2005, compared with $2.8 million in 2004.  The fourth quarter tax provision increased 40% to $1.2 million, compared to $832,000 for the fourth quarter of 2004.  Heritage Oaks generated a return on average equity of 16.1% in 2005 and 16.4% in the fourth quarter, compared to 13.2% and 14.8% during the same periods of 2004.  Return on average assets was 1.38% in 2005 compared to 1.02% in 2004, and was 1.47% in the fourth quarter of 2005 from 1.18% in the fourth quarter a year ago.

Balance Sheet

Total assets increased 9% to $488.5 million as of December 31, 2005, compared to $448.0 million a year earlier.  Net loans grew 8% to $362.6 million during 2005, compared to $335.0 million a year ago.  Total deposits grew 13% to $417.8 million compared to $370.4 million at December 31, 2004.  “We emphasize deposit growth to bring new customers to Heritage Oaks Bank and to support loan growth,” added Ward.

Asset quality remains strong with 0.01% non-performing loans as of December 31, 2005.  The allowance for loan losses was $3.9 million, or 1.06% of net loans outstanding at year-end, compared to $3.2 million or 1.00% of net loans outstanding at the end of 2004.  Net charge-offs were $75,648 in 2005.

Book value per share was $7.20 at December 31, 2005, compared to $6.19 per share a year earlier.  Tangible book per share was $5.86 at December 31, 2005, compared to $5.05 a year earlier.  Shareholders’ equity increased 20% to $44.8 million compared to $37.3 million a year ago.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank.  Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero and Morro Bay and three branch offices in Santa Maria.  Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County.  Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, increased profitability, continued growth, the Banks beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Banks operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.

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HERITAGE OAKS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:

Interest and fees on loans	$7,605	$5,613	$27,399	$20,615
Investment securities	515	599	2,101	2,385
Federal funds sold and commercial paper	227	74	667	302
Time certificates of deposit	2	2	9	11
Total interest income	8,349	6,288	30,175	23,313

Interest Expense:

Now accounts	22	13	89	34
MMDA accounts	521	191	1,504	577
Savings accounts	31	20	102	88
Time deposits of $100 or more	137	(62)	413	118
Other time deposits	515	298	1,371	953
Other borrowed funds	336	380	1,537	1,591
Total interest expense	1,562	840	5,017	3,361
Net interest income before provision for loan losses	6,787	5,448	25,158	19,952
Provision for loan losses	180	130	710	410
Net interest income after provision for loan losses	6,607	5,318	24,448	19,542

Non-interest Income:
Service charges on deposit accounts	605	529	2,430	2,173
Gain of Sale of Securities	—	—	88	28
Other income	617	1,177	2,490	2,798
Total Non-interest Income	1,222	1,706	5,009	4,999

Non-interest Expense:
Salaries and employee benefits	2,558	2,215	9,746	8,457
Occupancy and equipment	638	662	2,491	2,569
Other expenses	1,661	1,962	6,481	6,172
Total Noninterest Expenses	4,857	4,839	18,717	17,198
Income before provision for income taxes	2,972	2,185	10,740	7,343
Provision for applicable income taxes	1,163	832	4,103	2,759
Net Income	$1,809	$1,353	$6,637	$4,584

Earnings per share:
Basic	$0.29	$0.22	$1.08	$0.77
Diluted	$0.27	$0.21	$1.01	$0.71

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HERITAGE OAKS BANCORP

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	2005	2004
	(Unaudited)
Assets

Cash and due from banks	$18,279	$13,092
Federal funds sold	26,280	5,775
Money market funds	—	3,000
Total Cash and Cash Equivalents	44,559	21,867
Interest-bearing deposits in other financial institutions	298	498
Investment securities, available-for-sale	44,402	57,394
Federal Home Loan Bank and Federal Reserve Bank Stock, at cost	1,885	1,809
Loans held for sale	3,392	2,253
Loans, net of deferred fees of $1,617 and $1,482 and allowance for loan loss of $3,885 and $3,247 at December 31, 2005 and 2004, respectively	362,635	334,964
Property premises and equipment, net	11,905	10,383
Net deferred tax asset	2,358	1,918
Cash surrender value of life insurance	7,706	7,130
Goodwill	4,865	4,865
Intangible assets	1,448	2,021
Other assets	3,048	2,910
Total Assets	$488,501	$448,012

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Demand non-interest bearing	$164,014	$143,455
Savings, NOW and money market deposits	170,106	166,015
Time deposits of $100 or more	17,414	18,034
Time deposits under $100	66,263	42,937
Total Deposits	417,797	370,441
FHLB advances and other borrowings	10,000	28,500
Securities sold under agreement to repurchase	3,847	766
Junior subordinated debentures	8,248	8,248
Other liabilities	3,764	2,807
Total Liabilities	443,656	410,762

COMMITMENTS AND CONTINGENCIES (Notes #5 and #10)	—	—

Stockholders’ Equity
Common stock, no par value; 20,000,000 shares authorized; 6,231,982 and 6,013,260 shares issued and outstanding for 2005 and 2004, respectively	29,255	24,050
Retained earnings	15,748	13,053
Accumulated other comprehensive income	(158)	147
Total Stockholders’ Equity	44,845	37,250
Total Liabilities and Stockholders’ Equity	$488,501	$448,012

HERITAGE OAKS BANCORP

FINANCIAL HIGHLIGHTS

	QTD Dec-05	QTD Dec-04	YTD Dec-05	YTD Dec-04
PROFITABILITY
Quarterly Net Income (in thousands)	$1,808	$1,353	$6,637	$4,584
Qtr EPS- Diluted	$0.27	$0.21	$1.01	$0.71
Efficiency Ratio	60.65%	67.64%	62.04%	68.93%
Operating Expenses compared to Average Assets	3.95%	4.24%	3.90%	3.85%
ROE- Return on Average Equity	16.38%	14.77%	16.06%	13.15%
ROTE- Return on Average Tangible Equity	19.16%	18.18%	19.11%	16.61%
ROA- Return on Average Assets	1.47%	1.18%	1.38%	1.02%
Net Interest Income compared to Average Assets	5.51%	4.77%	5.24%	4.46%
Non-Interest Income compared to Total Net Revenue	15.26%	23.85%	16.60%	20.04%

Avg Yield on Loans	8.09%	6.91%	7.55%	6.77%
Avg Yield on Earning Assets	7.46%	6.23%	6.93%	5.95%

Cost of Interest Bearing Liabilities	2.30%	1.25%	1.87%	1.26%
Cost of Funds	1.41%	0.81%	1.15%	0.82%
Cost of Interest Bearing Deposits	1.99%	1.50%	1.50%	0.78%
Cost of Deposits	1.17%	0.48%	0.87%	0.48%

Net Interest Margin	6.06%	5.40%	5.78%	5.10%

CAPITAL
Leverage Ratio	9.48%	8.34%
Tier I Risk-Based Capital Ratio	11.00%	9.78%
Total Risk-Based Capital Ratio	11.95%	10.65%
ASSET QUALITY
Non-performing Loans compared to Total Net Loans	0.01%	0.29%
ALLL compared to Total Net Loans	1.06%	1.00%
Non-performing Loans as % of ALLL	1.39%	28.77%
Net Loan Losses compared to Average Net Loans (YTD)	0.02%	0.08%
Non-performing Loans compared to Primary Capital	0.12%	2.51%

Loans
Commercial RE	57%	60%
Commercial	16%	15%
Construction/Land	21%	20%
Equity HELOC	4%	4%
Other	2%	1%

Deposits
DDA	39%	39%
MM and Savings	29%	29%
Now	12%	16%
CD<	16%	11%
CD>	4%	5%

Note:  Transmitted on Primezone on January 12, 2006 at 3:30 a.m. PST.